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                                                                     Exhibit 3.3


                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION

     The undersigned, John W. Brink and Drew S. Backstrand, the Vice President and Treasurer and the Assistant Secretary, respectively, of Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation (the "Corporation"), certify that the amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of Delaware Corporation Law by unanimous written consents of the Stockholder and of all the Directors of the Corporation:

     RESOLVED, that in accordance with Section 242 of the General Corporation Law of the State of Delaware and Article XVI of the Corporation's Certificate of Incorporation, Article III of the Corporation's Certificate of Incorporation shall be amended in its entirety to read as follows:

     Article III. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

     (a) to receive from Green Tree Financial Corporation ("Green Tree") and to hold, sell, transfer or pledge the right to receive guarantee fees (the "Guarantee Fees") and excess servicing fees (the "Excess Servicing Fees") related to pools of manufactured housing contracts originated and sold by Green Tree;

     (b) to receive from Green Tree and to hold, sell, transfer or pledge excess servicing fees (the "GNMA Excess Servicing Fees") for servicing pools of manufactured housing contracts servicing GNMA Certificates issued and sold by Green Tree;

     (c) to receive from Green Tree and to hold, sell, transfer or pledge residual assets (the "Residual Assets") evidencing interests in pools of manufactured housing contracts originated and sold by Green Tree;

     (d) to enter into any agreements providing for the pledge of the Guarantee Fees, the Excess Servicing Fees and/or the GNMA Excess Servicing Fees to trusts (the "Trusts") that may be established from time to time by the Corporation and/or Green Tree and/or other parties, and to transfer the Residual Assets to such Trusts;

     (e) to issue limited recourse notes to the Trusts, and to secure them with pledges of the Guarantee Fees, the Excess Servicing Fees and/or the GNMA Excess Servicing Fees;

     (f) to acquire and hold certificates issued by the Trusts representing subordinated interests in the Trusts;
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     (g)  to sell securities issued by the Trusts; and

     (h) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary or suitable for the accomplishment of the purposes specified in clauses (a) through (g) above.

     IN WITNESS WHEREOF, we have set our hands this 25th day of July, 1994.

                                       /s/ John W. Brink
                                       ------------------------
                                       John W. Brink
                                       Vice President

Attest:

/s/ Drew S. Backstrand
------------------------
Drew S. Backstrand
Assistant Secretary



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